UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25



                          NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X]Form 10-Q
              [ ] Form N-SAR


                      For Period Ended: September 30, 2003

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR

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                     Read Instruction (on back page) Before
                      Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If  the notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I--REGISTRANT INFORMATION

                            CCC GLOBALCOM CORPORATION
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Full Name of Registrant


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Former Name if Applicable

                     1250 Wood Branch Park Drive, 6th Floor,
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Address of Principal Executive Office (Street and Number)

                              Houston, Texas 77079
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City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    / (a) The reasons described in reasonable detail in Part III of this form
    /     could not be eliminated without unreasonable effort or expense;
    /
    / (b) The subject annual report, semi-annual report, transition report on
    /     Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
[X] /     filed on or before the fifteenth calendar day following the prescribed
    /     due date; or the subject quarterly report of transition report on Form
    /     10-Q, or portion thereof will be filed on or before the fifth calendar
    /     day following the prescribed due date; and
    /
    / (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
    /     has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Additional time is needed to gather necessary information.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Paul E. Licata              (281)                529-4600
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                  (Name)                   (Area Code)      (Telephone Number)

(2)      Have all other periodic reports required
         under Section 13 or 15(d) of the Securities
         Exchange Act of 1934 or Section 30 of the
         Investment Company Act of 1940 during the
         preceding 12 months or for such shorter
         period that the registrant was required to
         file such report(s) been filed? If answer is       [X] Yes  [ ] No
         no, identify report(s).



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(3)      Is it anticipated that any significant
         change in results of operations from the
         corresponding period for the last fiscal
         year will be reflected by the earnings
         statements to be included in the subject           [ ] Yes  [X] No
         report or portion thereof?

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            CCC GLOBALCOM CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    November 12, 2003              By  /s/ Paul E. Licata
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                                       Paul E. Licata
                                       Chief Executive Officer
                                       /Principal Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be flied with the form.

---------------------------------- ATTENTION -----------------------------------
        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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